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                                                             EXHIBIT 11.1

                             UNISYS CORPORATION
              STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                (UNAUDITED)
                      (Millions, except share data)
                                                  1998             1997
                                               -----------     -----------
Basic Earnings Per Common Share

Net income                                     $     248.4     $     112.1
Less dividends on preferred shares              (     79.9)     (     84.5)
                                               -----------     -----------
Net income available to common stockholders    $     168.5     $      27.6
                                               ===========     ===========

Weighted average shares                        250,909,816     173,120,399
                                               ===========     ===========
Basic earnings per share                       $       .67     $       .16
                                               ===========     ===========

Diluted Earnings Per Common Share

Net income available to common stockholders $ 168.5 $ 27.6 Plus impact of assumed conversions
  Interest expense on 8 1/4% Convertible Notes
    due 2006, net of tax                               1.2
                                               -----------     -----------
Net income available to common
  stockholders plus assumed conversions        $     169.7     $      27.6
                                               ===========     ===========

Weighted average shares                        250,909,816     173,120,399
Plus incremental shares from assumed
  conversions
  Employee stock plans                          11,020,766       2,826,217
  8 1/4% Convertible Notes due 2006              4,012,508
                                               -----------     -----------
Adjusted weighted average shares               265,943,090     175,946,616
                                               ===========     ===========
Diluted earnings per share                     $       .64    $        .16
                                               ===========     ===========

The average shares listed below were not
included in the computation of diluted
earnings per share because to do so would
have been antidilutive for the periods
presented.
  8 1/4% convertible notes due 2006                             43,490,909
  8 1/4% convertible notes due 2000                             33,696,405
  Series A preferred stock                      47,449,470      47,454,016

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